                                                                      EXHIBIT 11

                                     KEYCORP
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (dollars in millions, except per share amounts)

                                                         Three months ended March 31,
                                                         ---------------------------
                                                              1997        1996
                                                         ------------  -------------
NET INCOME APPLICABLE TO COMMON SHARES
Net income                                                  $    212    $    208
Less: Preferred dividend requirements                           --             4
                                                            --------    --------
    Net income applicable to Common Shares                  $    212    $    204
                                                            ========    ========
NET INCOME PER COMMON SHARE
Weighted average Common Shares outstanding (000)             221,670     233,100
                                                            ========    ========
Net income applicable to Common Shares                      $    212    $    204
                                                            ========    ========
Net income per Common Share                                 $    .96    $    .88
                                                            ========    ========
NET INCOME PER COMMON SHARE -- PRIMARY
Weighted average Common Shares outstanding (000)             221,670     233,100
Dilutive common stock options (000)(1)                         4,074       3,321
                                                            --------    --------
    Weighted average Common Shares and Common Share
       equivalents outstanding (000)                         225,744     236,421
                                                            ========    ========
Net income applicable to Common Shares                      $    212    $    204
                                                            ========    ========
Net income per Common Share                                 $    .94    $    .86
                                                            ========    ========


NET INCOME PER COMMON SHARE -- FULLY DILUTED
Weighted average Common Shares outstanding (000)             221,670     233,100
Dilutive common stock options (000)(1)                         4,082       3,842
                                                            --------    --------
    Weighted average Common Shares and Common Share
       equivalents outstanding (000)                         225,752     236,942
                                                            ========    ========
Net income applicable to Common Shares                      $    212    $    204
                                                            ========    ========
Net income per Common Share                                 $    .94    $    .86
                                                            ========    ========

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(1)   Dilutive common stock options are based on the treasury stock method using average market price in computing net income per Common Share--primary, and the higher of period-end market price or average market price in computing net income per Common Share--fully diluted.




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